CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 27, 2018, relating to the financial statements and financial highlights of CrossingBridge Long/Short Credit Fund (formerly Collins Long/Short Credit Fund), a series of Trust for Professional Managers, as of February 28, 2018, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
June 5, 2018